Exhibit 10.01

AMENDMENT No. 2

TO

CHANGE IN CONTROL

 AGREEMENT

THIS AMENDMENT No. 2 to CHANGE IN CONTROL AGREEMENT (this “Amendment”) is made and entered into as of this 29th day of November, 2012 by and between MSC INDUSTRIAL DIRECT CO., INC., a New York corporation (the “Corporation”), and Steve Armstrong (the “Associate”). Capitalized terms not otherwise defined herein shall have the respective meanings assigned to such terms in the Agreement (as hereinafter defined).

WITNESSETH:

WHEREAS, the Corporation and the Associate are parties to a Change in Control Agreement, dated as of October 28, 2008, as amended by Amendment No. 1 to Change in Control Agreement, dated December 22, 2011 (as amended, the “Agreement”) and wish to further amend the Agreement as provided in this Amendment.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.         Article FIRST E. of the Agreement is deleted in its entirety and replaced with the following:

E.         The “Special Severance Payment” shall mean: (X) payment equal to the sum of (i) the product of two (2.0) and the annual base salary in effect immediately prior to a change in the Associate’s Circumstances of Employment or the termination other than for Cause of the Associate’s employment by the Corporation, as the case may be, and (ii) the product of two (2.0) and the targeted bonus for the Associate in effect immediately prior to a change in Associate Circumstances of Employment or termination other than for Cause, as the case may be, such payment to be made in installments in accordance with the Corporation’s regular payroll policies (but not less frequently than biweekly), and the first installment being made on the fifth (5th) business day following the six-month anniversary of Associate’s termination of employment, and then the balance being paid in equal installments over the remainder of the two-year period contemplated by the Associate Confidentiality, Non-Solicitation and Non-Competition Agreement referred to in paragraph F of this Article FIRST; (Y) payment of a pro rata portion of the Associate’s targeted bonus in effect immediately prior to the date such change in Associate’s Circumstances of Employment or termination of employment other than for Cause occurs (the “In Year Bonus”), calculated as the product of (a) the In Year Bonus multiplied by (b) a fraction the numerator of which is the number of whole months elapsed in the fiscal year up to the date such change in Associate’s Circumstances of Employment or termination occurs, and the denominator of which is twelve (12), such payment to be made on the fifth (5th) business day following the six (6) months’ anniversary of termination of employment; and (Z) for the two (2) year period or the remaining term of the automobile lease at issue, whichever is less following Associate’s date of termination of employment (other than termination for Cause), the Corporation shall, at Associate’s option, (a) pay Associate a monthly automobile allowance in amounts equal to those in effect immediately prior to such termination, if applicable, or (b) continue to make the monthly lease payments under the automobile lease in effect for the benefit of Associate immediately prior to such termination, provided that if any payment (or portion thereof) otherwise due under this clause (Z) during the first six (6) months following the Associate’s termination of employment is not exempt from the application of section 409A of the Code under applicable Treasury regulations, the amount subject to section 409A that would otherwise be paid during such first six months shall be held (without adjustment for earnings and losses) and paid on the fifth (5th) business day following the six-month anniversary of such termination date. For the avoidance of doubt, it is understood that "targeted bonus" for purposes of this Agreement shall mean the target annual incentive cash bonus then in effect and approved under the Corporation's annual incentive bonus plan without regard to awards or targets approved in order to comply with Section 162(m) of the Code, provided further that if a "targeted bonus" is not in effect immediately prior to the date of such change in Associate's Circumstances of Employment or termination of employment other than for Cause, the "targeted bonus" shall be the target annual incentive cash bonus most recently in effect.

2.         Except as expressly provided in this Amendment, the Agreement shall remain in full force and effect.

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3.         This Amendment shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, administrators, executors, personal representatives, successors and assigns.

4.         This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York.

[signature page to follow]

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

MSC INDUSTRIAL DIRECT CO., INC.

By:	/s/ Erik Gershwind
Name: Erik Gershwind
Title: President & COO

/s/ Steve Armstrong
Steve Armstrong

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